CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-63411) of Aris Industries, Inc. of our report dated March 30, 2000, except for Note 8(a) for which the date is April 11, 2000, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
New York, New York
April 14, 2000